LEUCADIA NATIONAL CORPORATION 25 G STREET / SALT LAKE CITY, UTAH 84103
801-524-8550 / FAX: 801-524-1614 / E-MAIL: jwheeler@leucadia-slc.com

June 19, 2007

Mr. Patrick M. DeLong
1222 Arroyo Sarco
Napa, CA 94558

Dear Pat:

          I am delighted to offer you (“you”) an employment position with Leucadia National Corporation, or one of its designated subsidiaries (collectively the “Company”), as Chief Financial Officer (“CFO”) of Leucadia Cellars and Estates, LLC (“Leucadia Cellars and Estates”) which is the current Company entity supervising and directing Company’s wine-related businesses (collectively the “Businesses”) in accordance with and pursuant to the following terms and conditions of this letter (the “Agreement”). At present the Businesses include Pine Ridge Winery in Napa, California; Archery Summit Winery in the Willamette Valley of Oregon; and the Double Canyon Vineyards development in the Columbia River Valley in Washington. Leucadia is also considering opportunities in other areas of the world and you will be expected to engage with the Chief Executive Officer in sourcing, evaluating, managing and supervising such other opportunities.

          It is our intention that this Agreement serve as a binding commitment between you and the Company as to the details of your employment with the Company.

Provision	Agreement

Effective Date:	September 1, 2007 (the “Effective Date”).

Although you will not be required to report to work until the Effective Date, we will begin paying your salary and put you on the payroll on the later of (a) the date you sign this Agreement, and (b) July 1, 2007. You understand and agree that although your full-time responsibilities will not commence until the Effective Date you agree to consult on a part-time basis, not to exceed 20 hours per week, with the Company and its CEO in the development of your position and the strategy of the Businesses from the date you sign this Agreement.

Term:

The term of your employment under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Agreement (the “Term”). Upon your termination of employment with Company, if requested by the Company, you shall resign all other officerships and directorships you hold with the Company and its affiliates.

Location:	This position is located at the Company’s Pine Ridge Winery offices in Napa, California.

Title:	CFO, Leucadia Cellars & Estates. It is expected that Leucadia

Patrick M. DeLong
June 21, 2007

Cellars and Estates will remain the Company entity supervising and directing the Businesses throughout the term of this Agreement. If the Company restructures the Businesses it is expected that you would be the CFO or an equivalent position for such restructured entity.

Employment Duties:

As of September 1, 2007 and throughout the Term, your duties will include responsibility for the development and management of the finance organizations which support the Businesses. You will be responsible for financial reporting and controls, strategic planning, financial analysis, and financial systems management.

As CFO you will be expected to work closely with the Businesses CEO and management of Leucadia National, and will be responsible for providing Leucadia’s senior management with relevant, accurate analysis of the Businesses’ financial performance. Specific duties will include managing all aspects of reporting and financial analysis to support Leucadia’s SEC filing requirements, general accounting and control processes, and any other corporate procedures to ensure timeliness, accuracy, thoroughness and full compliance with GAAP.

We also expect that you will:
	•	Work with the CEO in the coordination of the Businesses’ strategic planning process. Ensure that efficient and accurate financial forecasting, planning and capital budgeting systems are in place.
•

Direct the preparation of realistic operating budgets and management reports. Develop costing systems and coordinate critical and ongoing financial analysis activities of the Businesses’ operations, focusing on cost containment and asset maximization.

	•	Develop and implement plans to optimize the Businesses’ capital structure and the financial strategies to support growth and development.
	•	Provide financial leadership in joint ventures, partnerships, outsourcing agreements or other significant contractual arrangements.
	•	Manage the Businesses’ Sarbanes Oxley compliance and reporting activities and provide a liaison with regulatory authorities.
	•	Maintain a system of internal controls and audit procedures, including managing the Businesses’ relationship with its outside audit firm.
	•	Oversee the development and management of the financial organization and other professional staff.
	•	And other duties and functions consistent with your title and responsibility as may be assigned from time to time.

You understand that while you are employed with the Company your employment services will be exclusive to the Company and that you

Patrick M. DeLong June 21, 2007 Page 3 of 7

will be expected to devote substantially all of your full business time, attention, energy and skills to your Company employment duties.

Reporting:

You will report to and be responsible to the Leucadia Cellars and Estates CEO. You understand and acknowledge that all acquisitions, significant capital expenditures, financings and divestures related to wine operations must first be approved in writing in advance by the Company.

Base Salary:	$225,000 per year to be paid according to the Company’s normal payroll cycle which currently pays base salary in regular installments every two weeks.

You will be eligible for annual cost of living increases to base salary generally applied effective January 1 each year consistent with Company past practice and policy as may be amended or modified from time to time at Leucadia’s discretion.

Annual Bonus Opportunity:

The Company may also at its discretion pay to you an annual bonus in an amount to be determined by the Company based upon your performance, as determined by the Company in its discretion, against specific goals and objectives to be mutually agreed upon in writing by you and the Company at the beginning of each calendar year. Your target bonus will be 40% of your Base Salary for the first full calendar year of the Term; 45% for the second full calendar year of the Term; and 50% for the third full calendar year of the Term. If a bonus target after the third full calendar year of the Term is different from 50% of your Base Salary, the Company will notify you of such other bonus target amount before the start of the applicable calendar year.

Annual bonuses are typically determined and paid by the Company in January or February for the prior year’s performance and results, and will be paid no later than March 15 of each year. Any annual bonus paid for 2007 will be paid on a pro rata basis according to the number of full months you were employed during such year.

Leucadia Incentive Stock Option Plan:

You will be eligible to participate in and receive Company incentive stock option grants offered after the Effective Date under the Company’s 1999 Stock Option Plan on the same terms and conditions such participation and incentive stock option grants are offered to other eligible Company employees. The number and exercise price of any incentive stock option grants you may be offered are at the sole discretion of the Company.

Long-Term Incentive Compensation:	Within a reasonable time after your effective employment date, the Company agrees to establish for your benefit a long-term incentive

Patrick M. DeLong June 21, 2007 Page 4 of 7

or deferred compensation program to allow you to share a percentage of the pre-tax income of the Businesses at a percentage and subject to terms to be determined by the Company at its discretion.

If, on the date of any separation from service (as defined in Treasury Regulation section 1.409A-l(h)), you are a “specified employee” (as defined in Treasury Regulation section 1.409A-l(i)) any payments otherwise due under this Agreement that constitute deferred compensation within the meaning of IRC Section 409A will be paid to you no sooner than six months and one day after the date of your separation from service (or, if earlier than the end of this six-month and one-day period, the date of your death).

Benefits:

During the Term, you will be eligible to participate in the Company’s standard company benefits on the same terms such benefits are offered to all Leucadia employees, and as may be amended or modified by Leucadia from time to time with or without notice. During July and August 2007, you will receive only those employee benefits offered to all Leucadia part-time employees.

Paid Vacation Days:

4 weeks. In addition, you shall be entitled to sick leave and personal days in accordance with the Company’s standard policies and procedures as established from time to time. During July and August 2007, you will be entitled to vacation, sick leave and personal days on a pro-rata basis as granted to part-time Leucadia employees.

Termination and Severance:

In the event your employment is terminated by the Company for Cause (as defined below) or by you without Good Reason (as defined below), the Company shall pay your accrued but unpaid Base Salary and accrued vacation pay, through the date of termination as soon as practicable following the date of termination.

In the event your employment is terminated by the Company without Cause or by you with Good Reason, you shall be entitled to continue to receive as severance, payment, in accordance with the Company’s then current payroll practices, of your Base Salary in effect at the time of termination, (a) through June 30, 2010 or (b) twelve (12) months, whichever is a longer period of time. All severance amounts shall be paid to you at such times as they would have normally been paid to you in accordance with Company’s regular payroll practices. Notwithstanding the foregoing, if, on the date of any separation from service (as defined in Treasury Regulation section 1.409A-.l(h)) for which you are entitled to severance payments, you are a “specified employee” (as defined in Treasury Regulation section 1.409A-l(i)) any payments due under this paragraph will be paid to you in a lump sum on the date that is six months and one week after the date of your separation from service (or, if earlier than the end of this six-

Patrick M. DeLong June 21, 2007 Page 5 of 7

month and one-week period, the date of your death).

For purposes of this Agreement “Cause” to terminate your employment shall occur if the Company reasonably determines after due inquiry that any one or more of the following has occurred: (i) your conviction of, or plea of guilty or nolo contendere to, a felony; or (ii) your material breach of this Agreement or of any fiduciary duty you have to the Company which shall have continued for a period of twenty (20) days after written notice to the you specifying such breach in reasonable detail; (iii) your willful misconduct that is materially injurious to the Company; or (vi) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; or (v) your engaging in fraud, embezzlement or any other illegal conduct that is materially injurious to the Company or any of its affiliates; or (vi) deliberate or intentional refusal, or habitual failure to discharge your employment duties, responsibilities or obligations or to follow the Company’s policies or procedures which is not cured, if curable, within twenty (20) days following the Company’s written notice to you of such behavior.

For purposes of this Agreement “Good Reason” shall mean (i) the reduction of your Base Salary by five percent (5%) or more; (ii) the assignment to you of duties inconsistent with your status as CFO or an adverse alteration in the nature of your duties and/or responsibilities, reporting obligations or authority with respect to the Company (provided however, that Good Reason shall not exist as a result of a change in your title that results from the Company being acquired in a change in control transaction provided you remain in an equivalent position with respect to the Company); (iii) any material breach by the Company of its obligations under this Agreement; or (iv) relocation of your place of employment more than 50 miles from Napa, California. You acknowledge and agree that the Company may change the affiliate company you are employed or paid by at any time and for any reason and that such change in title or employer company shall not constitute Good Reason.

This Agreement shall also terminate upon your death or disability rendering you unable to perform your duties under this Agreement for 90 consecutive days in any 12-month period. Termination due to your death or disability shall be deemed a termination without Cause and you or your estate shall receive the severance benefits set forth above.

Indemnification	In the event Constellation Wines, or any affiliate or parent company, makes any claim that you have violated the terms of the severance provisions of your employment agreement with Robert Mondavi as

Patrick M. DeLong June 21, 2007 Page 6 of 7

assumed and amended by Constellation Wines (“Constellation Claim”), then Leucadia shall reimburse you for any amount you actually pay to Constellation Wines as a result of the Constellation Claim, up to the value of one month of your severance benefits from Constellation.

Successors/Change in Control:

The Company will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Businesses to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

If such a successor requires the termination of your employment before change in control, such termination will be a termination without Cause.

Restrictive Covenants:

In consideration of your employment with the Company, and other good and valuable consideration, the receipt of which is hereby acknowledged, you agree that, while you are in the employ of the Company and (i) for a period of two (2) years following the termination of your employment for Cause or your voluntary termination from the Company without Good Reason, and (ii) for one (1) year in the event the Company terminates your employment without Cause or you terminate your employment with Good Reason ((i) and (ii) above shall hereafter be referred to as the “Restricted Period”), you shall not, without the express written permission from the Company, either on your own behalf or on behalf of any third party, directly or indirectly, (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), engage in any business competitive to the Businesses. During the Restricted Period you will not attempt to solicit any employee of the Company to terminate his employment with the Company.

Company Proprietary Information:

You understand and acknowledge that your employment with the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you by the Company that relates to the Businesses or the businesses of any Company affiliate, and that the Company has a protectable business interest in such information. You agree that all information, whether or not in writing, relating to the businesses of the Company that is generally understood in the industry as being confidential and/or proprietary information, is the exclusive property of the Company. You agree to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secrets (collectively

Patrick M. DeLong
June 21, 2007

“Proprietary Information”) relating to the Company or any Company affiliate. You further agree that you will not at any time, either during the Term or after the termination of this Agreement, disclose to anyone any Proprietary Information, or utilize such Proprietary Information for your own benefit, or for the benefit of third parties without the prior written approval of the Company.

Proprietary Information does not include information: (i) in your possession prior to receipt from Leucadia; (ii) developed independently by you without use of any Leucadia Proprietary Information, (iii) that is now or later becomes publicly known without breach by you of your obligation of confidentiality, (iv) you receive in good faith from a third party not subject to a confidentiality obligation to Leucadia; or (iv) required to be produced by a judicial order or decree or by a governmental law or regulation.

Miscellaneous:

To the extent required by law, the Company shall withhold from any payments due to you under this Agreement any applicable federal, state or local taxes. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles. This instrument constitutes the entire agreement between the parties, and may be changed only by an agreement in writing signed by the parties.

          If you are in agreement with the terms and conditions of this Agreement, please execute and date both copies and return one to me at the address set forth above.

Sincerely,

Leucadia Cellars & Estates, LLC

By

Erle Martin
Chief Executive Officer

Accepted and agreed to:

6/27/07

Patrick M. DeLong	Date